Exhibit h12e
AMENDMENT
TO THE
PARTICIPATION AGREEMENT BY AND AMONG
SUMMIT MUTUAL FUNDS, INC., CARILLON INVESTMENTS, INC.,
PRINCIPAL LIFE INSURANCE COMPANY, ON BEHALF OF ITSELF AND ITS
SEPARATE ACCOUNTS, AND PRINCOR FINANCIAL SERVICES CORPORATION
     This is an Amendment to the Participation Agreement entered into on the 10th day of November, 2005 (“Agreement”), by and among Summit Mutual Funds, Inc. (“SMFI”), Carillon Investments, Inc, (“Carillon”), Principal Life Insurance Company, on behalf of itself and its separate accounts (“LIFE COMPANY”), and Princor Financial Services Corporation.
     RECITALS:
     1) SMFI has established an additional class of Shares for the S&P MidCap 400 Index Portfolio and the EAFE International Index Portfolio (“S&P MidCap 400 and EAFE International Class F Funds”).
     2) In addition to the Shares of the Funds already available for purchase pursuant to the Agreement, SMFI will make Shares of the S&P MidCap 400 and EAFE International Class F Funds available for purchase by certain of LIFE COMPANY’s separate accounts (“Accounts”), and LIFE COMPANY intends to purchase Shares of the S&P MidCap 400 and EAFE International Class F Funds on behalf of certain of the Accounts.
     3) The parties hereto desire to amend the Agreement to reflect the addition of the S&P MidCap 400 and EAFE International Class F Funds and to reflect the fact that Ameritas Investment Corp. (“AIC”), a Nebraska corporation, a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, and a member in good standing of the Financial Industry Regulatory Authority, is the surviving party in the merger of AIC and Carillon.
     IN CONSIDERATION of the above, and of the mutual promises and conditions set forth in this Amendment, the parties hereto agree as follows:
     1) Schedule A to the Agreement is restated in its entirety and is attached hereto, replacing the existing Schedule A.
     2) Schedule B to the Agreement is restated in its entirety and is attached hereto, replacing the existing Schedule B.
     3) All references in the Agreement to Carillon Investments, Inc. are hereby changed to Ameritas Investment Corp.
     4) In all other respects, the Agreement shall remain unchanged.
Contract# Sum-06077-2007-10-01-AMD

     5) The effective date of this Amendment shall be October 1, 2007.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers signing below.

SUMMIT MUTUAL FUNDS, INC.

Attest: Name:	/s/ John F. Labmeier John F. Labmeier	By: Name:	/s/ Thomas Knipper Thomas Knipper
Title:	VICE PRESIDENT	Title:	V.P. Controller and CCO

AMERITAS INVESTMENT CORP.

Attest: Name:	/s/ [ILLEGIBLE] [ILLEGIBLE]	By: Name:	/s/ [ILLEGIBLE] [ILLEGIBLE]
Title:	[ILLEGIBLE]	Title:	[ILLEGIBLE]

PRINCIPAL LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

Attest: Name:	/s/ [ILLEGIBLE] [ILLEGIBLE]	By: Name:	/s/ Sara Wiener Sara Wiener
Title:	[ILLEGIBLE]	Title:	Director – Product MGMT

PRINCOR FINANCIAL SERVICES CORPORATION

Attest: Name:	/s/ [ILLEGIBLE] [ILLEGIBLE]	By: Name:	/s/ Marty Richardson Marty Richardson
Title:	[ILLEGIBLE]	Title:	V. P. Broker Dealer Services

SCHEDULE A
FUNDS AVAILABLE UNDER THE CONTRACTS
     Summit Mutual Funds, Inc. Pinnacle Series:
Russell 2000 Small Cap Index Portfolio - Class F
S&P MidCap 400 Index Portfolio – Class F
EAFE International Index Portfolio – Class F
SEPARATE ACCOUNTS UTILIZING THE FUNDS
Principal Life Insurance Company Separate Account B
Principal Life Insurance Company Variable Life Separate Account
UNREGISTERED SEPARATE ACCOUNTS UTILIZING THE FUNDS
None
October 1, 2007

SCHEDULE B
SUMMIT MUTUAL FUNDS, INC.
Summit Pinnacle Series:
Russell 2000 Small Cap Index Portfolio
S&P MidCap 400 Index Portfolio
EAFE International Index Portfolio
Summit and Design
October 1, 2007